EXHIBIT 10.2

OPTION AGREEMENT

OPTION AGREEMENT (this "Agreement"), dated as of September 11, 2015 (the "Effective Date"), by and among 1847 Holdings LLC, a Delaware corporation (the "1847"), Money Train Title Loans, LLC, a Utah limited liability company (the "Money Train"), On Track, LLC, a Utah limited liability company ("On Track," and together with Money Train, the "Companies" and, each a "Company"), Jarrod Clarke Holdings, Inc. ("JCH") and Jarrod Clarke, individually ("Clarke," and together with JCH, the "Members" and, each a "Member"). Each of the parties identified above is referred to as "Party" and collectively as the "Parties."

BACKGROUND

A. On March 6, 2015, 1847 entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with the Members and the Companies pursuant to which 1847 agreed to acquire all of the membership interests of the Companies from the Members for the consideration specified in the Purchase Agreement. The closing contemplated by the Purchase Agreement has not occurred and the Parties are terminating the Purchase Agreement on the date hereof pursuant to a separate agreement.

B. In connection with terminating the Purchase Agreement, the Parties are entering into other business arrangements and agreements and as part of the same desire that the Members and the Companies grant to 1847 an option to purchase the Companies or all or substantially all of the assets of the Companies as contemplated by this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be bound hereby, in consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, agree as follows.

1.	1847 Purchase Option.

(a)

The Members hereby grant to 1847 or one or more designees of 1847 the right to purchase from the Members all, but not less than all, of the equity of the Companies held by them, which equity constitutes all of the issued and outstanding equity interests (including derivative equity interests) of each of the Companies on the date hereof (the "Option Equity"), and

(b)

Each of the Companies hereby grants to 1847 or one or more designees of 1847 the right to purchase from each of the Companies up to all the assets of each of the Companies, together with certain liabilities of each of the Company (the "Option Assets," which term will be more fully defined based upon the mutual agreement of the Parties).

(c)	1847 may exercise only the option granted by the Members or the option granted by the Company (in either case, the "Purchase Option"), but not both.

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2.

Option Term. 1847 may exercise the Purchase Option at any time before the one year anniversary of the termination of that certain Broker Services and Loan Administration and Servicing Agreement between Money Train and Monrovia Auto Finance, Inc., a subsidiary of 1847, dated on or about the date hereof (the "Option Term"), in accordance with the exercise procedure specified in Section 4. The date as of which the Purchase Option is exercised is referred to as the "Option Exercise Date."

3.	Option Price; Non-Refundable Deposit.

(a)

The purchase price for the Option Equity or the Option Assets, as the case may be (the "Option Price"), is equal to four (4) times the aggregate six month trailing EBITDA of the Companies (on an annualized basis) as of the date of determination. EBITDA will be determined based upon the combined financial statements of the Companies prepared in accordance with U.S. generally accepted accounting standards and certified by the Chief Executive Officer and Chief Financial Officer of the Companies. EBITDA will be adjusted for purposes of this Agreement to add back to earnings the amount of salary paid to Clarke during the applicable period. Within forty-five (45) days following each fiscal quarter and within ninety (90) days following each fiscal year during the term of this Agreement, the Members shall provide to 1847 unaudited combined financial statements of the Company prepared in accordance with U.S. generally accepted accounting principles. Notwithstanding the foregoing 1847 shall not be permitted to exercise the Purchase Option without the prior written consent of the Companies and the Members at any time that the six month trailing EBITDA of the Companies (on an annualized basis) is less than $1.5 million unless 1847 pays an Option Price of $6 million.

(b)

Upon exercise of the Purchase Option 1847 shall within two (2) business days pay to the Members or the Companies, as applicable, a deposit in the amount of ten percent (10%) of the aggregate Option Price. This deposit shall be applied to reduce the Option Price at the Purchase Option Closing (as defined below). This deposit shall be non-refundable unless (i) the Parties fail to mutually agree upon the form of membership interest purchase agreement or asset purchase agreement and related documents necessary to consummate the sale of the Option Equity or Option Assets, as applicable, or (ii) there is a failure by the Members or the Companies, as applicable, to satisfy all of the closing conditions contained in an executed membership interest purchase agreement or asset purchase agreement and related documents necessary to consummate the sale of the Option Equity or Option Assets, as applicable.

4.	Exercise Procedure.

(a)

Notice of Exercise. If 1847 elects to exercise the Purchase Option, it will deliver to the Members and the Companies a written notice (the "Notice") duly executed by 1847 (i) stating that 1847 is exercising such Purchase Option, (ii) identifying the designee who will purchase the Option Equity or the Option Assets, if not 1847 itself; (iii) stating whether the Purchase Option is being exercised with respect to the Option Equity or the Option Assets, (iv) stating the amount of the Option Price and specifying in reasonable detail the basis for the calculation thereof; (v) identifying the Purchase Option Exercise Date, and (vi) specifying a date for the Purchase Option Closing which must be a date that is no later than sixty (60) days following the date that Notice is given.

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(b)

Purchase Option Closing. The closing of the purchase by 1847 of the Option Equity or the Option Assets (the "Purchase Option Closing") will take place at a place, date and time that is specified in the Notice, or such other date, place and time as the Parties may agree upon in writing. The date on which the Purchase Option Closing takes place is referred to as the "Purchase Option Closing Date."

5.	Purchase Option Closing Deliveries. At the Purchase Option Closing, the Parties will execute and deliver to each other the following, or take the following actions

(a)

Payment of Option Price. 1847 will pay the Option Price to the Members or the Companies, as the case may be, in immediately available funds by wire transfer, to a bank account or accounts identified in writing by the Members or the Companies no less than ten (10) calendar days before the Purchase Option Closing.

(b)	Delivery of Option Equity. If 1847 elects to purchase the Option Equity, the Members will deliver to 1847:

(i)

A Membership Interest Purchase Agreement, in form and substance reasonably acceptable to 1847's counsel, duly signed by each of the Members with the understanding that the representations, warranties, covenants and indemnities will be substantially similar to those mutually agreed to by the Parties in the Purchase Agreement (including that no indebtedness will be outstanding as of the Purchase Option Closing); and

(ii)	Evidence of the consent of each of the Members to the transfer to 1847 of the Option Equity held by the other, in form and substance reasonably acceptable to 1847's counsel;

(iii)	A duly adopted resolution of the Managers of each of the Companies acknowledging and approving the transfer of the Option Equity to 1847;

(iv)	A letter of resignation from the such officers and directors of the Companies as may be requested by 1847 or its designees;

(v)

such other instruments and documents as may (in the reasonable judgment of 1847 or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to 1847 good and valid title to the Option Equity free of any encumbrances.

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(c)	Delivery of Option Assets. If 1847 elects to purchase the Option Assets:

(i)

each of the Companies and the Members will deliver to 1847 an asset purchase agreement containing representations, warranties, covenants and indemnities substantially similar to those contained in the Purchase Agreement (including that no indebtedness is being assumed at the Purchase Option Closing) but conformed for an asset sale transaction and such bills of sale, endorsements, assignments, consents and other documents as may (in the reasonable judgment of 1847 or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to 1847 good and valid title to the Assets free of any encumbrances; and

(ii)	1847 will deliver to the Companies an assumption agreement with respect to the Companies' liabilities to be assumed by 1847 in customary form.

6.

Transfers Subject to Option Agreement. The Members shall not assign, give, convey, pledge, hypothecate or otherwise transfer ("Transfer") the Option Equity and the Companies shall not Transfer the Option Assets unless any such transfer is made expressly subject to the terms and conditions of this Agreement.

7.	Miscellaneous

(a)

Further Assurances.Each Party will execute and/or cause to be delivered to each other Party such instruments and other documents, and will take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

(b)	Fees and Expenses. Each Party will bear its own fees and expenses incurred in connection with the negotiation, execution and performance of its obligations under the Transaction Documents.

(c)

Notices.Any notice or other communication required or permitted to be delivered to any Party will be in writing and will be deemed properly delivered, given and received upon dispatch by hand, registered mail, courier or express delivery service with receipt confirmed by signature of the addressee, to the address set forth on the signature pages to this Agreement.

(d)

Headings and Usage. The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

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(e)	Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(f)

Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(g)

Successors and Assigns; Parties in Interest.Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares from time to time.

(h)	Assignment. Neither the Members nor the Companies may assign any of their rights or delegate any of their obligations under this Agreement without 1847's prior written consent.

(i)

Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto will be cumulative (and not alternative). The Members and the Companies agree that: (a) in the event of any breach or threatened breach by any Member or either Company of any covenant, obligation or other provision set forth in this Agreement, 1847 will be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) 1847 will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

(j)

Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on 1847's part of any breach, default or noncompliance under this Agreement or any other of the Transaction Documents or any waiver by 1847 of any provisions or conditions of those agreements, must be in writing and shall be effective only to the extent specifically set forth in such writing.

(k)	Amendments.This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all Parties.

(l)

Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(m)

Entire Agreement.This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

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IN WITNESS WHEREOF, the Parties have duly executed this Option Agreement as of the date first above written.

BUYER: MONROVIA AUTO FINANCE

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

Address: 590 Madison Avenue, 18th Floor
New York, NY 10022
Attention: Ellery W. Roberts, CEO

With a copy (which shall not constitute notice) to:
BEVILACQUA PLLC
1629 K Street, NW, Suite 300
Washington, DC 20006
Attn: Louis A. Bevilacqua, Esq.
Fax: 301-874-8635

MONEY TRAIN TITLE LOANS, LLC		ON TRACK, LLC

By:	/s/ Jarrod Clarke	By:	/s/ Jarrod Clarke
Name:	Jarrod Clarke	Name:	Jarrod Clarke
Title:	Manager	Title:	Manager

Address:		Address:

Fax No.		Fax No.
Attention:		Attention:

JARROD CLARKE HOLDINGS, INC.

By:	/s/ Jarrod Clarke	By:	/s/ Jarrod Clarke
Name:	Jarrod Clarke	Name:	Jarrod Clarke
Title:	Manager

Address:		Address:

Fax No.		Fax No.
Attention:		Attention:

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